FOR IMMEDIATE RELEASE


Contacts:
John M. Lisicki, President and CEO
Tel: (518) 842-5700


         Ambanc Holding Co., Inc. and AFSALA Bancorp, Inc. Complete Merger

     November 18, 1998 (Amsterdam, NY) - John M. Lisicki, President and Chief Executive Officer of Ambanc Holding Co., Inc. (NASDAQ: AHCI), announced that on November 16, 1998, Ambanc completed its merger with AFSALA Bancorp, Inc. (NASDAQ: AFED).

     As part of the merger, Amsterdam Federal Bank, a subsidiary of AFSALA, and Amsterdam Savings Bank, a subsidiary of Ambanc, were also merged and now operate as one bank under the name Mohawk Community Bank, with total assets of approximately $700 million. Mohawk Community Bank will also have total deposits of approximately $460 million and serve customers in 18 upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego and Chenango counties.

     On October 27, 1998,  the Office of Thrift  Supervision  (OTS) approved the
merger  between  AFSALA  and  Ambanc,   along  with  their   subsidiaries.   The
shareholders of each company approved the merger in September, 1998.

     Upon consummation of the merger, each outstanding share of AFSALA common stock will be converted into 1.07 shares of Ambanc common stock.

     Mr. Lisicki said "I am pleased that the merger has been completed, and we may now move aggressively forward to combine the products, services, operating systems and staff of the two companies." He added "I am pleased to assume the role of President and Chief Executive Officer of Ambanc and Mohawk Community Bank and look forward to working with our excellent team of executives and staff in taking on the remaining challenges of the merger. We will continue the traditions of hometown banking, customer service and superior banking products in the communities we serve."


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